EXHIBIT 12.2

Charles River Laboratories, Inc.
Computation of Ratio of Total Pro Forma Debt to Adjusted EBITDA
(In millions, except ratio data)



                                                                 Pro Forma
                                                            Twelve Months Ended
                                                             September 25, 1999
                                                            -------------------
Total Debt..................................................     $  311,128
Adjusted EBITDA.............................................         57,031
                                                                 ----------
Total Pro Forma Debt to Adjusted EBITDA.....................            5.5x